EXHIBIT 10.20
MANAGEMENT SERVICES AGREEMENT
     THIS MANAGEMENT SERVICES AGREEMENT is made and entered into as of the 29th day of January, 2007, by and between CENTRA FINANCIAL CORPORATION-UNIONTOWN, INC., a West Virginia bank holding company (“CFC”), and CENTRA BANK, INC., a West Virginia banking corporation (“Bank”).
RECITALS:
     A. CFC owns 77,200 shares, or 5.09%, of the issued and outstanding capital stock of the Bank.
     B. CFC wishes to provide, and the Bank wishes to receive, certain management services in Fayette County, and surrounding counties in Pennsylvania and West Virginia, and such other areas as may be assigned to CFC by its parent, Centra Financial Holdings, Inc. (the “Territory”).
     C. The parties wish to memorialize their agreement with respect to the management services provided by CFC to the Bank.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Term. This Agreement shall be effective as of the date hereof, and shall continue for a period of three (3) years thereafter, unless sooner terminated according to Section 5 below. Unless this Agreement has otherwise been earlier terminated, the initial term of this Agreement shall automatically be extended for continuing one-year terms, unless one of the parties notifies the other in writing, not more than 365 nor less than 90 days prior to the end of the then-current term, of its intent that the term shall not automatically extend for an additional one-year period, in which event no such automatic extension shall occur.
     2. Compensation. As compensation for services rendered by CFC under this Agreement, the Bank shall reimburse to CFC its costs with respect to such services. CFC may receive compensation for additional services provided pursuant to a separate agreement.
     3. Duties and Responsibilities of CFC. As its duties and responsibilities under this Agreement, CFC will provide to the Bank:

          (a) General Management Services. General management services and advice, as CFC and the Bank may agree from time to time.
          (b) Pricing Advice. CFC shall provide regular advice as to the pricing of banking and financial products, including, but not limited to, loans and deposit accounts, charged by other financial institutions in the Territory.
          (c) Marketing and Advertising. CFC shall provide marketing and advertising services to the Bank in the Territory.
          (d) Product Development. CFC shall review, develop and recommend banking, financial and other related products to the Bank for the Bank’s approval and possible use in the Territory.
          (e) Loan Approvals. CFC shall have the authority to approve loans by the Bank in the Territory in principal amounts up to $2,000,000.00. Any loans so approved by CFC must meet all legal, regulatory and other standards to which the Bank is subject and must comply with the Bank’s Loan Policy and underwriting standards. Loans approved by CFC for the Bank are subject to review by the Board of Directors or the management of the Bank, on a case-by-case basis.
     4. Representations and Warranties. Each of the parties hereby represents and warrants to the other the following:
          (a) The execution of this Agreement will not violate any other agreement to which said person is a party;
          (b) There is no litigation or proceeding in any court, agency or other forum pending against the party nor, to its knowledge, is there any threatened that might have a material adverse effect on the party or their operations hereunder; and
          (c) The party is not in default under any note, deed of trust, or other instrument to which it is a party or by which it is bound.
     5. Termination. Prior to the expiration of the term of this Agreement, either party may terminate this Agreement upon 30 days’ written notification to the other party. If either party commits an event of default, and such default remains uncured for more than 15 days after written notice of such default, then this Agreement may be terminated by the non-defaulting party immediately upon the expiration of the 15-day period. Upon termination of this Agreement as provided herein, neither party shall have any further obligation hereunder except for obligations occurring prior to the date of termination.
     6. Notice. Whenever any notice, demand or consent is required or permitted under this Agreement, such notice, demand or consent shall be given in writing and shall be effective upon being delivered in person, being mailed to the following addresses, or to such other address or addresses as such party may affix by notice, or being sent by confirmed facsimile or telecopy to the following number, or to such number as such party may affix by the notice:
To Centra Financial Corporation-Uniontown, Inc.:
Centra Financial Corporation-Uniontown, Inc.
Attention: Chief Executive Officer
81 West Main Street
Uniontown, Pennsylvania 15401
Facsimile No.: (724)439-8636
To Bank:
Centra Bank, Inc.
Attention: Chief Executive Officer
990 Elmer Prince Drive (Zip 26505)
P.O. Box 656
Morgantown, West Virginia 26507-0656
Facsimile No.: (304) 598-2035
     7. Waiver. Any waiver or breach of any term or condition shall not be construed as the waiver of any other breach of the same or any other term or condition.
     8. Severability; Termination Based on Change of Law. If any provision of this Agreement shall be determined to be unenforceable, invalid or illegal, such determination shall not render any other provision of this Agreement unenforceable, invalid or illegal. Notwithstanding any other provisions to this Agreement but except as provided below, in the event that (i) a provision determined to be illegal is essential to the arrangement set forth in this Agreement, or (ii) either CFC or the Bank, and the opinion of the respective party’s counsel is prohibited by law, rule or regulation for participating in the type of arrangement provided for in this Agreement, then CFC and the Bank shall immediately attempt to negotiate acceptable alternative arrangements. If such alternative arrangements cannot be negotiated, this Agreement shall terminate, effective as of the date of the determination of illegality or opinion of prohibition.
     9. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter contained herein. It supersedes all prior agreements and understandings, whether written, oral or implied. This Agreement may only be modified in a writing, signed by both parties, effective on the date set forth in such writing.
     10. Assignability. This Agreement may not be assigned by a party without the express written consent of the other party, except that CFC may assign its interests in this Agreement to an affiliate.

     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia and, where applicable, the United States. Any provisions to this Agreement that are found to be inconsistent with such governing law shall be deemed ineffective to the extent of such inconsistency, without invalidating the remaining provisions of this Agreement.
     12. Miscellaneous. The headings of the various sections of this Agreement are for reference only and shall not expand, limit, or otherwise affect any of the terms or provisions hereof. All personal pronouns used in this Agreement, whether in the masculine, feminine, or neutral gender, shall include all other genders; the singular shall include the plural and the plural shall include the singular.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CENTRA FINANCIAL CORPORATION- UNIONTOWN, INC.
By:	/s/ Edward J. Franczyk
Its: President

CENTRA BANK, INC.
By:	/s/ Douglas J. Leech
Its: Chairman, President and CEO

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